Independent Auditors' Consent




The Board of Directors
Kinetic Concepts, Inc.:



We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Kinetic Concepts, Inc. 1997 Employee Stock Purchase Plan of our audit reports dated February 5, 1997 on the consolidated financial statements of Kinetic Concepts, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period then ended incorporated herein by reference from the Company's annual report on Form 10-K for the year ended December 31, 1996.

Our reports refer to a change in the method of applying overhead to inventory in 1994.



                            /s/ KPMG PEAT MARWICK, LLP
                            -------------------------
                            KPMG Peat Marwick, LLP


San Antonio, Texas
March 28, 1997